EXHIBIT 99



                    First Citizens Bank Announces Acquisition


Columbia, S.C., September 17, 2002- First Citizens Bank has signed a Letter of Intent to acquire First Banks, Inc., a two-bank holding company whose business is conducted by its subsidiaries -- First Bank and Trust and The Bank of Toccoa, headquartered in Carnesville and Toccoa, Georgia, respectively.

This agreement gives First Citizens its second announced acquisition in Georgia, though First Citizens has had a major presence in markets bordering Georgia for many years. According to Jim Apple, Chairman and CEO of First Citizens, "This acquisition is a further extension of our community banking strategy. We look forward to becoming an integral part of the communities that have been served by First Bank and Trust and The Bank of Toccoa."

Tony Collins, President and CEO of First Banks, Inc., said the timing was right to join forces with First Citizens. "We are pleased to be joining the First Citizens organization. Their emphasis on community banking will be beneficial to our customers, our employees, and to the communities we serve."

The transaction -- which is subject to a Definitive Agreement, the approval of the Boards of Directors of First Citizens Bank and First Banks, Inc. and the shareholders of First Banks, Inc., and receipt of required regulatory approvals -- is expected to be completed during the first quarter of 2003.

First Citizens Bank offers services in commercial and retail banking in 144 offices throughout South Carolina. As of June 30, 2002, First Citizens Bank had total consolidated assets of $3.57 billion and total consolidated deposits of $3.04 billion. First Banks, Inc., through its two banking subsidiaries, operates five full service offices in Franklin and Stephens counties in Georgia. As of June 30, 2002, First Banks, Inc. had total consolidated assets of $
240.40 million and total consolidated deposits of $ 200.03 million.


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